SYMMETRY PANORAMIC TRUST

c/o Symmetry Partners, LLC

151 National Drive

Glastonbury, CT 06033

September 9, 2019

The Bank of New York Mellon

135 Santilli Highway

Everett, MA 02149

ATTN: Sarah Reed

Re: Third-Party Tax Reclaim Service Provider for the Symmetry Panoramic Trust Dear Sarah:

Symmetry Panoramic Trust (the "Client") entered into the Custody Agreement with The Bank of New York Mellon ("BNY Mellon") effective June 28, 2018, as amended (the "Agreement"). One or more accounts have been (or will be in the future) established at BNY Mellon for which BNY Mellon holds assets of behalf of the entities listed on Schedule I of the agreement (the "Client Account"). Pursuant to the Agreement, BNY Mellon has provided certain Tax Reclaim Services for the Client Account. For purposes of this letter, "Tax Reclaim Services" shall mean the generation, filing, and tracking of claims for tax refunds with the applicable taxing authorities, and the deposit of all or a portion of taxes withheld on dividend and other payments or distributions actually received by BNY Mellon to which the Client Account is entitled by non-U.S. taxing authorities in one or more markets in which the Client Account invests from time to time. In addition, for purposes of this letter, "Tax Reclaims" shall mean claims for tax refunds that have been sought for the benefit of the Client Account.

The Client hereby notifies BNY Mellon of the appointment of Globe Tax (the "Vendor"), effective as of September 9, 2019 (the "Effective Date"), to provide Tax Reclaim Services on behalf of the Client Account, as more specifically set forth on the attached Appendix A (as the same may be amended from time to time by the parties hereto executing a later-dated Appendix A). The Client hereby acknowledges and represents that the Client, or another responsible person or entity with respect to the Client Account, and not BNY Mellon, shall be responsible for selecting, retaining and monitoring the Vendor and Tax Reclaim Services provided by the Vendor, and BNY Mellon shall have no responsibility or liability in connection therewith. Accordingly, and notwithstanding anything stated or implied to the contrary in or pursuant to the Agreement, BNY Mellon is hereby directed to discontinue providing Tax Reclaim Services with respect to the Client Account as of the Effective Date, except to the extent otherwise set forth in this letter (including, without limitation, Appendix A, as amended).

The Client hereby understands and agrees that, as of the Effective Date, BNY Mellon will not be responsible for tracking and/or collecting any successful Tax Reclaims with respect to Tax Reclaim Services provided by the Vendor, which duty and responsibility shall be that of the Vendor. BNY Mellon's sole responsibility with respect to such Tax Reclaims shall be to credit amounts actually received by BNY Mellon based upon Tax Reclaim Services provided by the Vendor.

The Client hereby further understands and agrees that, as of the Effective Date, BNY Mellon will not file or track Tax Reclaims or otherwise provide Tax Reclaim Services for the "Reclaim Account(s)" (defined below), except that BNY Mellon will continue to track and deposit Tax Reclaims filed by BNY Mellon for the Client Account prior to the Effective Date. For purposes of this letter, a "Reclaim Account" shall mean each account established and maintained on BNY Mellon's custody and security processing system for which the Vendor shall provide Tax Reclaim Services. Notwithstanding the foregoing, in those instances where a Tax Reclaim may be available relating to a transaction that occurred prior to the Effective Date but for which a Tax Reclaim was not filed prior to the Effective Date relating to such transaction, the Vendor, and not BNY Mellon, will be responsible for such Tax Reclaim Services relating to such transaction.

To the extent the assets of the Client Account are subject to the Employee Retirement Income Security Act of 1974, as amended ("BRISA"), the Client hereby represents and warrants that the transactions contemplated pursuant to this letter and/or the services provided by the Vendor will not result in a prohibited transaction under BRISA for which an exemption does not apply, but will satisfy all applicable requirements of BRISA (including, without limitation, the so-called "hold in trust" requirement under Section 403(a) of BRISA with respect to amounts relating to the Client Account for which Tax Reclaim Services are provided by the Vendor and the related Tax Reclaims are not credited to the Client Account).

The Client hereby further confirms and directs that any person or entity purporting to be authorized to act on behalf of the Vendor shall, for the purposes set forth above, be considered a person or entity authorized to give directions and other information to BNY Mellon pursuant to the Agreement, and any such direction or other information shall be deemed to be an authorized instruction and/or information upon which BNY Mellon may rely without liability for purposes of the Agreement.

This letter shall also constitute a standing direction to BNY Mellon to provide reasonable assistance to the Vendor in light ofBNY Mellon's role as custodian for the Client Account by (i) executing certain documentation required to be executed by BNY Mellon in light of its role as custodian with respect to the Client Account, and (ii) providing credit advices/tax vouchers and related information to the Vendor, in each case as may be reasonably requested in writing by the Vendor. The Client acknowledges and agrees that (i) BNY Mellon shall require reasonable notice to respond to any direction or request from the Vendor; (ii) in no event shall BNY Mellon bear any responsibility or liability related to the Vendor's or the Client's failure to provide BNY Mellon with reasonably sufficient time to respond to any such direction or request; and (iii) BNY Mellon shall bear no responsibility or liability related to inquiring into or examining any request received from the Vendor, including without limitation as to the accuracy, completeness, or sufficiency of the materials or assistance requested. With respect to providing reasonable assistance to the Vendor as described herein (including providing documents, data, or credit advices/tax vouchers to the Vendor, filing Tax Reclaims in markets where such reclaims are required to be filed by or through BNY Mellon as directed by the Vendor, and/or taking any action pursuant to other directions of the Vendor), the Client understands and agrees that applicable fees and the reimbursement of expenses, as set forth in the Agreement and/or the relevant fee schedule (as supplemented from time to time) shall apply. The Client agrees to indemnify and hold harmless BNY Mellon in connection with (i) all actions taken by BNY Mellon at the direction of the Vendor, and (ii) any inaction ofBNY Mellon in the absence of direction from the Vendor. The Client further agrees that for the purposes of this letter, determinations of reasonableness shall be made by BNY Mellon in its sole discretion taking into account the relevant facts and circumstances.

The above directions shall remain in effect until BNY Mellon is provided with reasonable advance notice in writing of any revisions thereto and BNY Mellon acknowledges and agrees to any such revisions in writing.

This letter shall constitute an amendment to the Agreement.

Sincerely,

SYMMETRY PANORAMIC TRUST

By:	/s/ Dana D'Auria
Name:	Dana D'Auria
Title:	President
Date:	September 9, 2019

ACKNOWLEDGED AND AGREED TO:

THE BANK OF NEW YORK MELLON

By:	/s/ Robert Jordan
Name:	Robert Jordan
Title:	Director
Date:	9/9/19

APPENDIX A

Dated September 9, 2019*

As of the Effective Date, the Vendor will provide Tax Reclaim Services for the following Reclaim Accounts:

Reclaim Account Numbers

A/C 0000000308538 SYMMETRY PANORAMIC ALTERNATIVES FD

A/C 0000000308543 SYMMETRY PANORAMIC GBL FIXED INC FD

A/C 0000000308545 SYMMETRY PANORAMIC MUN FIXED INC FD

A/C 0000000308548 SYMMETRY PANORAMIC US FIXED INC FD

A/C 0000000308546 SYMMETRY PANORAMIC TAX GBL EQ FD

A/C 0000000308547 SYMMETRY PANORAMIC US EQUITY FUND

A/C 0000000308544 SYMMETRY PANORAMIC INTL EQUITY FUND

A/C 0000000308541 SYMMETRY PANORAMIC GLOBAL EQ FUND

A/C 0000000308550 SYMMETRY PANORAMIC AQR GBL EQ FD

A/C 0000000308551 SYMMETRY PANORAMIC AQR INTL EQ FD

A/C 0000000308552 SYMMETRY PANORAMIC AQR US EQ FD

A/C 0000000445493 SYMMETRY CASH FLOW ACCOUNT

A/C 0000000476298 SYMMETRY PARTNERS INT EQ FD SY CA

A/C 0000000476303 SYMMETRY PARTNERS INT EQ FD REF CA

A/C 0000000476301 SYMMETRY PANORAMIC TMG EQ FD SY CA

A/C 0000000476306 SYMMETRY PANORAMIC TMG EQ FD REF CA

A/C 0000000476295 SYMMETRY PANORAMIC US EQ FD SY CA

A/C 0000000476302 SYMMETRY PANORAMIC US EQ FD RE CA

A/C 0000000476299 SYMMETRY PANORAMIC GBL EQ FD SY CA

A/C 0000000476305 SYMMETRY PANORAMIC GBL EQ FD REF CA

The Client acknowledges and agrees that it bears the sole responsibility for informing BNY Mellon of any changes, additions, or deletions to the above list, which shall be memorialized in an amendment to this Appendix A executed by the Client and BNY Mellon.

*	In the event this Appendix A is amended to delete one or more Reclaim Accounts, the Client hereby understands and agrees that, as of the effective date of the amended Appendix A, BNY Mellon will not be responsible for tracking and/or collecting any successful Tax Reclaims with respect to Tax Reclaim Services provided by the Vendor prior to the effective date with respect to any Reclaim Account(s) deleted from the list of Reclaim Accounts listed above, which duty and responsibility shall be that of the Vendor. BNY Mellon's sole responsibility with respect to such Tax Reclaims shall be to credit amounts actually received by BNY Mellon based upon Tax Reclaim Services provided by the Vendor.

In the event this Appendix A is amended to add one or more Reclaim Accounts, the Client hereby further understands and agrees that, as of the effective date of the amended Appendix A, BNY Mellon will not track Tax Reclaims for the "Reclaim Account(s)", except that BNY Mellon will continue to track Tax Reclaims filed by BNY Mellon for the Client Account prior to the effective date of the amended Appendix A. Notwithstanding the foregoing, in those instances where a Tax Reclaim may be available relating to a transaction that occurred prior to the effective date of the amended Appendix A for a Reclaim Account added by such amendment to Appendix A but for which a Tax Reclaim was not filed prior to the effective date of the amended Appendix A relating to such transaction, the Vendor, and not BNY Mellon, will be responsible for such Tax Reclaim Services relating to such transaction, except to the extent BNY Mellon is expressly directed in writing by the Vendor or the Client (or its designee).